EXHIBIT 99.1

First Financial Holdings, Inc. Announces Additions to Executive Management Team

CHARLESTON, S.C., Dec. 10, 2009 (GLOBE NEWSWIRE) -- First Financial Holdings, Inc. ("First Financial" or the "Company") (Nasdaq:FFCH) and First Federal Savings and Loan Association of Charleston ("First Federal") today announced the following additions to its executive management team. J. Dale Hall is serving as Executive Vice President-Chief Banking Officer and Joseph W. Amy is the Company's Executive Vice President, Chief Credit Officer.

Hall's responsibilities will include Commercial Banking, Retail Banking, Marketing, Insurance Operations and Wealth Management. He joined First Financial on June 1, 2009 after 38 years with Bank of America where he led specialized sales teams in Middle Market Banking.

Amy joined First Financial in September 2009 as Executive Vice President and Chief Credit Officer. His responsibilities include credit risk management functions of the Company. Amy has more than 30 years of financial institution experience serving in senior positions at a number of regional and community banks including Fifth Third and Mellon Bank.

Other members of our executive management team include A. Thomas Hood, President and Chief Executive Officer; R. Wayne Hall, Executive Vice President and Chief Financial Officer of First Financial and Chief Operating Officer of First Federal; Charles F. Baarcke, Jr. Executive Vice President-Market Development; R. Bruce Copeland, Senior Vice President-Marketing; George D. Clonts, Senior Vice President-Risk Management; Jerry P. Gazes, Senior Vice President-Human Resources; and John L. Ott, Jr., Executive Vice President-Small Business Banking/Facilities Management; Allison A. Rhyne, Senior Vice President-Insurance Operations and Daniel S. Vroon, Senior Vice President-Wealth Management.

James C. Murray, Chairman of the Board, commented, "We are extremely pleased to announce these changes in our senior management structure. We have a great team of executive officers, with over 200 years of service to our companies, who are well positioned to lead First Financial as opportunities for market expansion become available. These organizational changes position First Financial to be better prepared for the regulatory and operating changes in our markets and the banking system."

First Financial is the holding company for First Federal, which operates 65 offices located in the Charleston metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick, New Hanover and Pender Counties in coastal North Carolina offering banking, trust and pension administration services. The Company also provides insurance and brokerage services through First Southeast Insurance Services, The Kimbrell Insurance Group and First Southeast Investor Services.

For additional information about First Financial, please visit our website at www.firstfinancialholdings.com or contact Dorothy B. Wright, Vice President-Investor Relations and Corporate Secretary, (843) 529-5931.

CONTACT:  First Financial Holdings, Inc.
          Dorothy B. Wright, Vice President/Investor Relations
           and Corporate Secretary
          (843) 529-5931
          (843) 729-7005
          dwright@firstfinancialholdings.com